Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/23/12	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S SECOND QUARTER REFLECTS SOLID TOP-LINE RESULTS, ECONOMIC HEADWINDS

AND STRATEGIC INVESTMENTS

OAK BROOK, IL — McDonald’s Corporation today announced results for the second quarter ended June 30, 2012. In constant currencies, the Company posted higher revenues, operating income and earnings per share compared with the prior year. On an as reported basis, operating income and earnings per share decreased due to the impact of foreign currency translation.

“McDonald’s global comparable sales remained solid for the quarter while overall results reflected the slowing global economy, persistent economic headwinds and the investments we’ve made to enhance restaurant operations and provide customers the everyday value they have come to expect from McDonald’s,” said McDonald’s Chief Executive Officer Don Thompson. “Our System alignment and ongoing commitment to our global priorities of optimizing our menu, modernizing the customer experience and broadening accessibility to our brand will help us navigate the current environment as we continue to build our business and our brand. As we begin the third quarter, global comparable sales for July are expected to be positive, but less than second quarter.”

Second Quarter highlights included:

•	Global comparable sales increased 3.7%, with positive comparable sales in each geographic segment

•	Consolidated revenues of $6.9 billion were flat compared with the prior year (up 5% in constant currencies)

•	Consolidated operating income of $2.2 billion decreased 2% (up 3% in constant currencies)

•	Diluted earnings per share of $1.32, down 2% (up 3% in constant currencies) compared with the prior year, including $0.07 per share of negative currency impact

•	Returned $1.6 billion to shareholders through share repurchases and dividends

McDonald’s U.S. generated comparable sales growth of 3.6% for the quarter leveraging the strength of its everyday value offerings, menu variety, convenience, and the enhanced customer experience due to reimaged restaurants. Top-line performance benefited from the ongoing popularity of McDonald’s classic core favorites and new additions to the McCafé beverage line-up, despite broad competitive activity. Operating income for the quarter increased 2%.

For the quarter, Europe delivered comparable sales growth of 3.8% while operating income decreased 3% (increased 8% in constant currencies). Ongoing strength in the U.K. and Russia led the segment’s comparable sales and constant currency operating income growth, with France and Germany also contributing. Reinvigorated everyday affordability options, ongoing premium product innovation and restaurant reimaging were key sales drivers for the quarter.

Asia/Pacific, Middle East and Africa (APMEA) posted a modest comparable sales increase of 0.9% for the quarter. Solid performance in Australia and China, partly driven by positive consumer response to value platforms, was offset by weakness in Japan. For the quarter, APMEA’s operating income decreased 2% (increased 1% in constant currencies).

Don Thompson concluded, “McDonald’s has a resilient business model, strong System alignment around the Plan to Win and experience in a variety of economic cycles. While the environment has become more challenging, we continue to see significant opportunities to further differentiate and grow the McDonald’s brand. We have the resources and discipline to invest for the long-term benefit of our System and our shareholders.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,

	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation	2012	2011	% Inc	% Inc Excluding Currency Translation
Revenues	$6,915.9	$6,905.4	0	5	$13,462.5	$13,017.0	3	7
Operating income	2,155.0	2,189.1	(2)	3	4,119.6	4,015.0	3	6
Net income	1,347.0	1,410.2	(4)	1	2,613.7	2,619.2	0	3
Earnings per share-diluted*	1.32	1.35	(2)	3	2.54	2.49	2	6

*	Foreign currency translation had a negative impact of $0.07 and $0.10 on diluted earnings per share for the quarter and six months ended June 30, 2012, respectively.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

This press release should be read in conjunction with Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and six months ended June 30, 2012.

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on July 23, 2012. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

The Company plans to release July 2012 sales information on August 8, 2012.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Quarters Ended June 30,	2012	2011	$	%
Revenues
Sales by Company-operated restaurants	$4,673.5	$4,697.4	(23.9)	(1)
Revenues from franchised restaurants	2,242.4	2,208.0	34.4	2

TOTAL REVENUES	6,915.9	6,905.4	10.5	0

Operating costs and expenses
Company-operated restaurant expenses	3,823.8	3,806.8	17.0	0
Franchised restaurants-occupancy expenses	376.2	373.0	3.2	1
Selling, general & administrative expenses	617.3	588.0	29.3	5
Impairment and other charges (credits), net	—	2.4	(2.4)	n/m
Other operating (income) expense, net	(56.4)	(53.9)	(2.5)	(5)
Total operating costs and expenses	4,760.9	4,716.3	44.6	1

OPERATING INCOME	2,155.0	2,189.1	(34.1)	(2)

Interest expense	130.0	121.8	8.2	7
Nonoperating (income) expense, net	15.1	0.9	14.2	n/m

Income before provision for income taxes	2,009.9	2,066.4	(56.5)	(3)
Provision for income taxes	662.9	656.2	6.7	1

NET INCOME	$1,347.0	$1,410.2	(63.2)	(4)

EARNINGS PER SHARE-DILUTED	$1.32	$1.35	(0.03)	(2)

Weighted average shares outstanding-diluted	1,023.9	1,047.7	(23.8)	(2)

n/m Not meaningful

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Six Months Ended June 30,	2012	2011	$	%
Revenues
Sales by Company-operated restaurants	$9,105.7	$8,850.1	255.6	3
Revenues from franchised restaurants	4,356.8	4,166.9	189.9	5

TOTAL REVENUES	13,462.5	13,017.0	445.5	3

Operating costs and expenses
Company-operated restaurant expenses	7,478.2	7,223.5	254.7	4
Franchised restaurants-occupancy expenses	750.9	727.3	23.6	3
Selling, general & administrative expenses	1,209.8	1,151.6	58.2	5
Impairment and other charges (credits), net	—	2.4	(2.4)	n/m
Other operating (income) expense, net	(96.0)	(102.8)	6.8	6
Total operating costs and expenses	9,342.9	9,002.0	340.9	4

OPERATING INCOME	4,119.6	4,015.0	104.6	3

Interest expense	258.9	241.9	17.0	7
Nonoperating (income) expense, net	3.3	7.8	(4.5)	(58)

Income before provision for income taxes	3,857.4	3,765.3	92.1	2
Provision for income taxes	1,243.7	1,146.1	97.6	9

NET INCOME	$2,613.7	$2,619.2	(5.5)	0

EARNINGS PER SHARE-DILUTED	$2.54	$2.49	0.05	2

Weighted average shares outstanding-diluted	1,027.1	1,051.4	(24.3)	(2)

n/m Not meaningful